UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 14, 2012

Liberty Global, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-51360	20-2197030
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification #)

12300 Liberty Boulevard Englewood, CO 80112
(Address of Principal Executive Office)

(303) 220-6600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a
Registrant.

 Unitymedia KabelBW GmbH (Unitymedia KabelBW) is an indirect wholly-owned subsidiary of Liberty Global, Inc. On December 14, 2012 (the Issue Date), Unitymedia Hessen GmbH & Co. KG (Unitymedia Hessen) and Unitymedia NRW GmbH (Unitymedia NRW) (each a subsidiary of Unitymedia KabelBW), as co-issuers (the Senior Secured Notes Issuers), issued $1.0 billion principal amount of 5 1/2% senior secured notes due 2023 (the Dollar Senior Secured Notes) and €500.0 million ($656.7 million at the Issue Date) principal amount of 5 3/4% senior secured notes due 2023 (the Euro Senior Secured Notes and, together with the Dollar Senior Secured Notes, the Senior Secured Notes), each at par. Interest on the Senior Secured Notes is payable semi-annually on each January 15 and July 15, beginning July 15, 2013. The Senior Secured Notes mature on January 15, 2023. The net proceeds will be used to repurchase and redeem all of the Senior Secured Notes Issuers’ $845.0 million 8 1⁄8% Senior Secured Notes due 2017 and €524.0 million ($688.2 million at the Issue Date) of the Senior Secured Notes Issuers’ €1,430.0 million ($1,878.0 million at the Issue Date) 8 1/8% Senior Secured Notes due 2017.

The Senior Secured Notes have been issued pursuant to an indenture (the Indenture), dated the Issue Date, between, among others, Unitymedia Hessen, Unitymedia NRW and The Bank of New York Mellon, London Branch, as trustee.
The Senior Secured Notes are senior obligations of the Senior Secured Notes Issuers that rank equally with all of the existing and future senior debt of each of the Senior Secured Notes Issuers and are senior to all existing and future subordinated debt of each of the Senior Secured Notes Issuers. The Senior Secured Notes will be secured by a first-ranking pledge over the shares of Unitymedia KabelBW and the Senior Secured Notes Issuers and certain other share and/or asset security of Unitymedia KabelBW and certain of its subsidiaries. The Senior Secured Notes are guaranteed on a senior basis by Unitymedia KabelBW and certain of its subsidiaries.
Subject to the circumstances described below, the Senior Secured Notes are non-callable until January 15, 2018. At any time prior to January 15, 2018, the Senior Secured Notes Issuers may redeem some or all of the Senior Secured Notes by paying a “make-whole” premium, which is the present value of all remaining scheduled interest payments to January 15, 2018 using the discount rate (as specified in the Indenture) as of the applicable redemption date plus 50 basis points.
At any time prior to January 15, 2018, the Senior Secured Notes Issuers may redeem up to 10% of the aggregate principal amount of the Senior Secured Notes during each 12-month period commencing on December 14, 2012. The redemption price in such case would be 103% (expressed as a percentage of the principal amount thereof) plus accrued and unpaid interest and Additional Amounts (as defined in the Indenture), if any, to the applicable redemption date.
The Senior Secured Notes Issuers may redeem some or all of the Senior Secured Notes at the following redemption prices (expressed as a percentage of the principal amount) plus accrued and unpaid interest and Additional Amounts (as defined in the Indenture), if any, to the applicable redemption date, if redeemed during the twelve-month period commencing on January 15 of the years set forth below:

	Redemption Price
	Dollar Senior	Euro Senior
Year	Secured Notes	Secured Notes

2018	102.750%	102.875%
2019	101.833%	101.917%
2020	100.917%	100.958%
2021 and thereafter	100.000%	100.000%

In addition, at any time prior to January 15, 2016, the Senior Secured Notes Issuers may redeem up to 40% of the Senior Secured Notes, at redemption prices of 105.500% in the case of the Dollar Senior Secured Notes and 105.750% in the case of the Euro Senior Secured Notes, with the net proceeds from one or more specified equity offerings. Further, the Senior Secured Notes Issuers may redeem all, but not less than all, of the Senior Secured Notes at a price equal to their principal amount plus accrued and unpaid interest upon the occurrence of certain changes in tax law.
The foregoing description of the terms and conditions of the Senior Secured Notes does not purport and is not intended to be complete and is qualified in its entirety by reference to the full text of the Indenture filed as Exhibit 4.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.         Name

4.1
Indenture dated December 14, 2012 between, among others, Unitymedia Hessen GmbH & Co. KG and Unitymedia NRW GmbH, The Bank of New York Mellon, London Branch, as trustee, transfer agent and principal paying agent, The Bank of New York Mellon (Luxembourg) S.A. as registrar, The Bank of New York Mellon, as paying agent in New York and Credit Suisse AG, London Branch, as security trustee (relating to the 5 1/2% Senior Secured Notes due 2023 and the 5 3/4% Senior Secured Notes due 2023).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY GLOBAL, INC.

By:	/s/ RANDY L. LAZZELL
Randy L. Lazzell
Vice President

Date: December 20, 2012

Exhibit Index

Exhibit No.	Name

4.1
Indenture dated December 14, 2012 between, among others, Unitymedia Hessen GmbH & Co. KG and Unitymedia NRW GmbH, The Bank of New York Mellon, London Branch, as trustee, transfer agent and principal paying agent, The Bank of New York Mellon (Luxembourg) S.A. as registrar, The Bank of New York Mellon, as paying agent in New York and Credit Suisse AG, London Branch, as security trustee (relating to the 5 1/2% Senior Secured Notes due 2023 and the 5 3/4% Senior Secured Notes due 2023).

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